Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD SECOND QUARTER EARNINGS
AND CONFIRMS FULL YEAR EARNINGS OUTLOOK

Highlights

• Record net income per share of $0.50
• Record adjusted net income per share increased 49 percent to $0.52
• Record second quarter segment income in the closures business
• Continued improvement in the plastic container business
• Completed favorable amendment to senior secured credit facility

STAMFORD, CT, July 25, 2018 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported record second quarter 2018 net income of $55.3 million, or $0.50 per diluted share, as compared to second quarter 2017 net income of $27.9 million, or $0.25 per diluted share.

"The second quarter of 2018 demonstrated the benefits of Silgan's cash deployment model, as the Company delivered record adjusted net income per diluted share of $0.52, an increase of 49 percent over the prior year period," said Tony Allott, President and CEO.  "The Dispensing Systems operations drove record second quarter segment income in our closures business, notwithstanding softer volumes for single-serve beverages. Our plastic container business continued to demonstrate its enhanced operational capability and delivered volume growth in a seasonally strong quarter for this business.  Volumes in our metal container
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SILGAN HOLDINGS
July 25, 2018

business were down in the quarter more than anticipated due to specific customer activities and delays in the fruit and vegetable pack in the geographies that we serve primarily as a result of unfavorable weather worldwide," continued Mr. Allott.  "While some of these factors will impact full year volumes, others will shift volumes to later quarters as is typical in this business.  Based on our performance to date and our outlook for the remainder of the year, we are confirming our full year 2018 earnings estimate of adjusted net income per diluted share in the range of $2.03 to $2.13, an increase of 26 percent at the midpoint of the range as compared to 2017," concluded Mr. Allott.

Adjusted net income per diluted share was $0.52 for the second quarter of 2018, after adjustments increasing net income per diluted share by $0.02.  Adjusted net income per diluted share was $0.35 for the second quarter of 2017, after adjustments increasing net income per diluted share by $0.10. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the second quarter of 2018 were $1.06 billion, an increase of $37.3 million, or 3.7 percent, as compared to $1.02 billion in 2017.  This increase was the result of higher net sales in the closures and plastic container businesses, partially offset by lower net sales in the metal container business.

Income before interest and income taxes for the second quarter of 2018 was $104.1 million, an increase of $28.9 million, or 38.4 percent, as compared to $75.2 million for the second quarter of 2017, and margins increased to 9.8 percent from 7.4 percent for the same periods.  The increase in income before interest and income taxes was the result of higher segment income in the closures and plastic container businesses, slightly offset by lower segment income in the metal container business. Rationalization charges were $0.5 million and $3.0 million in the second quarters of 2018 and 2017, respectively. Additionally, the second quarter of 2017 included the unfavorable impact from the write-up of inventory for purchase

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SILGAN HOLDINGS
July 25, 2018

accounting in the Dispensing Systems operations of $11.9 million and costs attributed to announced acquisitions of $9.8 million.

Interest and other debt expense before loss on early extinguishment of debt for the second quarter of 2018 was $29.9 million, an increase of $0.8 million as compared to the second quarter of 2017.  This increase was primarily due to higher weighted average interest rates, partially offset by lower average outstanding borrowings largely as a result of the partial repayment of acquisition borrowings under the senior secured credit facility at the end of 2017. Loss on early extinguishment of debt of $2.5 million in the second quarter of 2018 was the result of the redemption of all remaining outstanding 5% Senior Notes due 2020 in April 2018 and the amendment to the senior secured credit facility in May 2018. Loss on early extinguishment of debt of $4.4 million in the second quarter of 2017 was primarily a result of the partial redemption of the 5% Senior Notes in April 2017.

The effective tax rates were 22.8 percent and 33.0 percent for the second quarters of 2018 and 2017, respectively.  The effective tax rate in the second quarter of 2018 primarily benefitted from the U.S. Tax Cuts and Jobs Act of 2017 and the timing of certain state tax rate changes in the current year quarter.

Metal Containers

Net sales of the metal container business were $524.9 million for the second quarter of 2018, a decrease of $4.8 million, or 0.9 percent, as compared to $529.7 million in the second quarter of 2017.  This decrease was primarily the result of lower unit volumes of approximately nine percent, partially offset by the pass through of higher raw material and other manufacturing costs and the impact of favorable foreign currency translation.  More than half of the volume decrease was due to a seasonal customer adjusting its inventory levels in the current period.  Volumes were also impacted by a delay in the pack as a result of unfavorable weather worldwide, a customer plant shutdown in the fruit market and the competitive loss of a smaller, lower margin customer. These decreases in volume were partially offset by continued growth in certain other markets such as the pet food and protein markets.

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SILGAN HOLDINGS
July 25, 2018

Segment income of the metal container business in the second quarter of 2018 decreased $1.2 million to $48.2 million as compared to $49.4 million in the second quarter of 2017, and segment income margin decreased slightly to 9.2 percent from 9.3 percent over the same periods.  The decrease in segment income was primarily attributable to lower unit volumes and higher freight expense, partially offset by lower manufacturing costs, a non-recurring charge in the second quarter of 2017 related to the resolution of a past non-commercial legal dispute and lower rationalization charges. Rationalization charges were $0.3 million and $2.2 million in the second quarters of 2018 and 2017, respectively.

Closures

Net sales of the closures business were $378.8 million in the second quarter of 2018, an increase of $29.7 million, or 8.5 percent, as compared to $349.1 million in the second quarter of 2017.  This increase was primarily due to the impact of favorable foreign currency translation, the pass through of higher raw material costs and a more favorable mix of products sold, partially offset by lower unit volumes of approximately two percent principally as a result of lower demand for single-serve beverages.

Segment income of the closures business for the second quarter of 2018 increased $13.9 million to $47.7 million as compared to $33.8 million in the second quarter of 2017, and segment income margin increased to 12.6 percent from 9.7 percent over the same periods.  The increase in segment income was primarily due to the unfavorable impact in the prior year period from the write-up of inventory of the Dispensing Systems operations for purchase accounting of $11.9 million, a more favorable mix of products sold as a result of strong volumes of dispensing closures, foreign currency transaction losses in the prior year period and the favorable impact from the lagged pass through to customers of lower resin costs, partially offset by lower unit volumes.

Plastic Containers

Net sales of the plastic container business were $155.4 million in the second quarter of 2018, an increase of $12.4 million, or 8.7 percent, as compared to $143.0 million in the second quarter of 2017.  This increase was principally due to the pass through of higher raw

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SILGAN HOLDINGS
July 25, 2018

material costs, higher volumes of approximately four percent and the impact of favorable foreign currency translation.

Segment income of the plastic container business for the second quarter of 2018 was $13.2 million, an increase of $6.5 million as compared to $6.7 million in the second quarter of 2017, and segment income margin increased to 8.5 percent from 4.7 percent over the same periods.  The increase in segment income was primarily attributable to higher volumes and lower manufacturing costs.

Six Months

Net income for the first six months of 2018 was $101.1 million, or $0.91 per diluted share, an increase of over 97 percent as compared to net income of $51.2 million, or $0.46 per diluted share, for the first six months of 2017.  Adjusted net income per diluted share for the first six months of 2018 was $0.94 versus $0.66 in the prior year period, after adjustments increasing net income per diluted share by $0.03 for the first six months of 2018 and adjustments increasing net income per diluted share by $0.20 for the first six months of 2017.

Net sales for the first six months of 2018 increased $244.2 million, or 13.4 percent, to $2.07 billion as compared to $1.83 billion for the first six months of 2017.  This increase was primarily a result of the acquisition of the Dispensing Systems operations in April 2017, the pass through of higher raw material costs across all businesses, the impact of favorable foreign currency translation and higher volumes in the plastic container business, partially offset by lower unit volumes in the metal container business and legacy closures operations and a less favorable mix of products sold in the metal container business.

Income before interest and income taxes for the first six months of 2018 was $196.3 million, an increase of $64.3 million, or 48.7 percent, from the same period in 2017, and margins increased to 9.5 percent from 7.2 percent for the same periods.  The increase in income before interest and income taxes was a result of lower acquisition related costs, the inclusion of the Dispensing Systems operations, the unfavorable impact in the prior year period from

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SILGAN HOLDINGS
July 25, 2018

the write-up of inventory of the Dispensing Systems operations for purchase accounting, lower manufacturing costs in all businesses, higher volumes in the plastic container business, a non-recurring charge in the prior year period related to the resolution of a past non-commercial legal dispute, lower rationalization charges, foreign currency transaction losses in the prior year period and the favorable impact from the lagged pass through of lower resin costs in the closures business. These increases were partially offset by lower unit volumes in the metal container business and legacy closures operations, the unfavorable impact from the planned lower seasonal inventory build in the current year period as compared to the prior year period in the metal container business, a less favorable mix of products sold in the metal container business and higher freight costs.  Margins in 2017 were unfavorably impacted due to acquisition related costs of $23.0 million and the write-up of inventory of the Dispensing Systems operations for purchase accounting of $11.9 million.  Rationalization charges were $1.2 million and $3.9 million in the first six months of 2018 and 2017, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2018 was $60.4 million, an increase of $10.8 million as compared to the same period in 2017.  This increase was primarily due to higher average outstanding borrowings as a result of borrowings for the acquisition of Dispensing Systems in April 2017 and higher weighted average interest rates. Loss on early extinguishment of debt of $2.5 million in 2018 was the result of the redemption of all remaining outstanding 5% Senior Notes in April 2018 and the amendment to the senior secured credit facility in May 2018. Loss on early extinguishment of debt of $7.1 million in 2017 was primarily a result of the prepayment of outstanding U.S. term loans and Euro term loans under the previous senior secured credit facility and the partial redemption of the 5% Senior Notes in April 2017.

The effective tax rate for the first six months of 2018 was 24.2 percent as compared to 32.1 percent for the first six months of 2017.  The effective tax rate in 2018 benefitted from the U.S. Tax Cuts and Jobs Act of 2017.

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SILGAN HOLDINGS
July 25, 2018

Outlook for 2018

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2018 in the range of $2.03 to $2.13, which excludes rationalization charges and loss on early extinguishment of debt.  At the midpoint of this range, this estimate reflects a 26 percent increase over adjusted net income per diluted share for the full year of 2017 of $1.65.

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2018, which excludes rationalization charges, in the range of $0.74 to $0.78. At the midpoint of this range, this estimate reflects a 15 percent increase over adjusted net income per diluted share of $0.66 in the third quarter of 2017. Given the uncertainties around timing of the fruit and vegetable harvest in the U.S. and Europe, the results of the back half of the year could shift between the third and fourth quarters.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2018 at 11:00 a.m. eastern time on July 25, 2018. The toll free number for those in the U.S. and Canada is (800) 458-4121, and the number for international callers is (323) 794-2597.  For those unable to listen to the live call, a taped rebroadcast will be available through August 8, 2018.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 2571155.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.1 billion in 2017.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition,

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SILGAN HOLDINGS
July 25, 2018

the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2017 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
 (Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2018	2017	2018	2017

Net sales	$1,059.1	$1,021.8	$2,071.4	$1,827.2

Cost of goods sold (1)	885.8	863.1	1,738.1	1,550.5

Gross profit	173.3	158.7	333.3	276.7

Selling, general and administrative expenses (1)	78.3	88.7	155.0	157.3

Rationalization charges	0.5	3.0	1.2	3.9

Other pension and postretirement income (1)	(9.6)	(8.2)	(19.2)	(16.5)

Income before interest and income taxes	104.1	75.2	196.3	132.0

Interest and other debt expense before loss on early extinguishment of debt	29.9	29.1	60.4	49.6

Loss on early extinguishment of debt	2.5	4.4	2.5	7.1

Interest and other debt expense	32.4	33.5	62.9	56.7

Income before income taxes	71.7	41.7	133.4	75.3

Provision for income taxes	16.4	13.8	32.3	24.1

Net income	$55.3	$27.9	$101.1	$51.2

Earnings per share:
Basic net income per share	$0.50	$0.25	$0.91	$0.46
Diluted net income per share	$0.50	$0.25	$0.91	$0.46

Cash dividends per common share	$0.10	$0.09	$0.20	$0.18

Weighted average shares (000's):
Basic	110,645	110,358	110,566	110,291
Diluted	111,574	111,326	111,564	111,267

(1)
Includes the impact of the Accounting Standards Update issued by the Financial Accounting Standards Board which amended the presentation of net periodic pension and postretirement benefit costs to report certain components, including interest cost, expected return on plan assets, amortization of prior service cost or credits and actuarial gains and losses, separately.  These items have been restated from cost of goods sold and selling, general and administrative expenses to other pension and postretirement income for each of the quarters and six months ended June 30, 2018 and 2017.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2018	2017	2018	2017
Net sales:
Metal containers	$524.9	$529.7	$1,010.8	$995.9
Closures	378.8	349.1	749.1	546.8
Plastic containers	155.4	143.0	311.5	284.5
Consolidated	$1,059.1	$1,021.8	$2,071.4	$1,827.2

Segment income:
Metal containers (a)	$48.2	$49.4	$85.3	$93.3
Closures (b)	47.7	33.8	96.0	57.6
Plastic containers (c)	13.2	6.7	24.2	13.5
Corporate (d)	(5.0)	(14.7)	(9.2)	(32.4)
Consolidated	$104.1	$75.2	$196.3	$132.0

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec 31,
	2018	2017	2017
Assets:
Cash and cash equivalents	$181.2	$142.1	$53.5
Trade accounts receivable, net	648.5	528.4	454.6
Inventories	833.7	830.9	721.3
Other current assets	63.4	68.0	62.5
Property, plant and equipment, net	1,480.4	1,452.6	1,489.9
Other assets, net	1,852.5	1,872.6	1,863.6
Total assets	$5,059.7	$4,894.6	$4,645.4

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$765.0	$630.4	$849.4
Current and long-term debt	2,962.7	3,093.8	2,547.3
Other liabilities	494.0	627.4	482.6
Stockholders' equity	838.0	543.0	766.1
Total liabilities and stockholders' equity	$5,059.7	$4,894.6	$4,645.4

(a)
Includes rationalization charges of $0.3 million and $2.2 million for the three months ended June 30, 2018 and 2017, respectively, and $0.8 million and $2.9 million for the six months ended June 30, 2018 and 2017, respectively.  Includes a $3.0 million charge for the three and six months ended June 30, 2017 related to the resolution of a past non-commercial legal dispute.

(b)	Includes rationalization charges of $0.3 million and $0.4 million for the three and six months ended June 30, 2017, respectively.
(c)
Includes rationalization charges of $0.2 million and $0.5 million for the three months ended June 30, 2018 and 2017, respectively, and $0.4 million and $0.6 million for the six months June 30, 2018 and 2017, respectively.

(d)	Includes costs attributed to announced acquisitions of $9.8 million and $23.0 million for the three and six months ended June 30, 2017, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2018	2017

Cash flows provided by (used in) operating activities:
Net income	$101.1	$51.2
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	97.9	83.3
Rationalization charges	1.2	3.9
Loss on early extinguishment of debt	2.5	7.1
Other changes that provided (used) cash, net of
effects from acquisition:
Trade accounts receivable, net	(135.0)	(118.5)
Inventories	(176.2)	(134.4)
Trade accounts payable and other changes, net	15.6	(31.4)
Net cash used in operating activities	(92.9)	(138.8)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	-	(1,022.1)
Capital expenditures	(91.3)	(81.3)
Other investing activities	0.5	0.5
Net cash used in investing activities	(90.8)	(1,102.9)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(22.4)	(20.3)
Changes in outstanding checks – principally vendors	(87.8)	(78.9)
Net borrowings and other financing activities	425.7	1,458.3
Net cash provided by financing activities	315.5	1,359.1

Effect of exchange rate changes on cash and cash equivalents	(4.1)	-

Cash and cash equivalents:
Net increase	127.7	117.4
Balance at beginning of year	53.5	24.7
Balance at end of period	$181.2	$142.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2018	2017	2018	2017

Net income per diluted share as reported	$0.50	$0.25	$0.91	$0.46

Adjustments:
Rationalization charges	-	0.02	0.01	0.02
Loss on early extinguishment of debt	0.02	0.02	0.02	0.04
Costs attributed to announced acquisitions	-	0.06	-	0.14
Adjusted net income per diluted share	$0.52	$0.35	$0.94	$0.66

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Third Quarter			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2018	2018	2017	2018	2018	2017
Net income per diluted share as estimated
for 2018 and as reported for 2017	$0.74	$0.78	$0.65	$2.00	$2.10	$2.42

Adjustments:
Rationalization charges	-	-	-	0.01	0.01	0.04
Loss on early extinguishment of debt	-	-	-	0.02	0.02	0.04
Costs attributed to announced acquisitions	-	-	0.01	-	-	0.15
Effective tax rate adjustments	-	-	-	-	-	(1.00)
Adjusted net income per diluted share as estimated for 2018 and presented for 2017	$0.74	$0.78	$0.66	$2.03	$2.13	$1.65

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company's management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the loss on early extinguishment of debt and the effective tax rate adjustments primarily due to the U.S. Tax Cuts and Jobs Act of 2017 from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company.  The effective tax rate adjustments are primarily a result of the impact of the U.S. Tax Cuts and Jobs Act of 2017 principally as a result of the revaluation of the net deferred tax liabilities at the new lower estimated corporate tax rate and is viewed by the Company as a period adjustment that is not indicative of the effective tax rate of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.